Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 4, 2014, is entered into by and among GSE Holding, Inc. (“Parent”), GSE Environmental, Inc. (f/k/a Gundle/SLT Environmental, Inc.) (“GSE”), and their subsidiaries GSE Environmental LLC and SynTec, LLC (collectively the “Company” or the “Debtors”), and certain holders of the First Lien Loans (as defined below) parties hereto from time to time (together with their respective successors and permitted assigns, the “Consenting Lenders”).  The Company, each Consenting Lender, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party”.  Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Joint Plan (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, as of the date hereof, the Consenting Lenders hold, in the aggregate, 100% of the aggregate outstanding principal amount of the loans (the “First Lien Loans”) under that certain First Lien Credit Agreement, dated as of May 27, 2011 (as amended from time to time and with all supplements and exhibits thereto, the “First Lien Credit Agreement”), by and between GSE Environmental, Inc. and the financial institutions from time to time party thereto;

WHEREAS, the Company and the Consenting Lenders have agreed to implement a restructuring (the “Restructuring Transaction”) pursuant to a joint plan of reorganization under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), the form of which is attached hereto as Exhibit A (the “Joint Plan”);

WHEREAS, the Company has agreed to commence voluntary, pre-arranged reorganization cases (to be jointly administered) under chapter 11 of the Bankruptcy Code for the Debtors (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effect the Restructuring Transaction;

WHEREAS, the Joint Plan is the product of arm’s-length, good faith negotiations between the Company and the Consenting Lenders and their respective professionals; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Joint Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Joint Plan.

The Joint Plan is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein.  The Joint Plan sets forth the material terms and conditions of the Restructuring Transaction; however, the Joint Plan is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistency between the Joint Plan and this Agreement, the Joint Plan shall control.

2.	Definitions.

As used in this Agreement, the following terms have the following meanings:

(a) “Agreement” has the meaning set forth in the Preamble.

(b) “Company” has the meaning set forth in the Preamble.

(c) “Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Joint Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be materially consistent with this Agreement.

(d) “Consenting Lenders” has the meaning set forth in the Preamble.

(e) “Debtors” has the meaning set forth in the Preamble.

(f) “DIP Financing” means the postpetition financing arrangements for the purpose of funding the Chapter 11 Cases, the material terms of which shall be acceptable to the Consenting Lenders.

(g) “DIP Facility Motion” means the motion seeking approval of the DIP Financing.

(h) “Disclosure Statement” means the disclosure statement for the Joint Plan, as amended, supplemented, or otherwise modified from time to time, that describes the Joint Plan and is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable law, and which shall be materially consistent with this Agreement.

(i) “Disclosure Statement Motion” means a motion of the Debtors, and all related implementing documents, agreements, exhibits, annexes, and schedules, as such documents may be amended, modified, or supplemented from time to time, requesting entry of an order approving, among other things, (a) the Disclosure Statement, (b) the solicitation and notice procedures with respect to confirmation of the Joint Plan, (c) the form of ballots and notices in connection therewith, and (d) scheduling certain dates with respect thereto, including, without limitation, a joint hearing to consider confirmation of the Joint Plan.

(j) “Disclosure Statement Order” means an order of the Bankruptcy Court granting the relief requested in the Disclosure Statement Motion.

(k) “Effective Date” means the effective date of the Joint Plan.

(l) “Exit Financing” means a financing facility entered into by the Reorganized Debtors on the Effective Date, the terms and amount of which shall be acceptable to the Company and each Consenting Lender in its sole discretion.

(m) “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

(n) “First Day Pleadings” means any motions or applications, other than ministerial first day motions, filed by the Company on the Petition Date (as defined herein), which motions shall be materially consistent with this Agreement.

(o) “First Lien Loan Claims” means any and all claims arising under the First Lien Credit Agreement or First Lien Loans.

(p) “GSE” has the meaning set forth in the Preamble.

(q) “Kirkland” means Kirkland & Ellis LLP, counsel to the Company.

(r) “Moelis” means Moelis & Company, financial advisor to the Company.

(s) “Parent” has the meaning set forth in the Preamble.

(t) “Party” or “Parties” has the meaning set forth in the Preamble.

(u) “Plan Process Documents” means all agreements, instruments, pleadings, orders, or other related documents utilized to implement the Joint Plan and to obtain confirmation of the Joint Plan, including, but not limited to, the Joint Plan, the Plan Supplement, the Disclosure Statement, the Disclosure Statement Motion, the Disclosure Statement Order, and the Confirmation Order, each of which shall contain terms and conditions materially consistent with this Agreement.

(v) “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Joint Plan.

(w) “Requisite Consenting Lenders” means, as of any date of determination, Consenting Lenders holding at least 66% of the outstanding principal amount of the First Lien Loans held by the Consenting Lenders in the aggregate as of such date.

(x) “Restructuring Documents” means the Plan Process Documents and the First Day Pleadings.

(y) “Restructuring Support Effective Date” means the date upon which this Agreement becomes effective and binding on the Parties in accordance with the provisions of Section 10 hereof.

(z) “Restructuring Support Period” means the period commencing on the Restructuring Support Effective Date and ending on the date on which this Agreement is terminated in accordance with Section 5 hereof.

(aa) “Richards, Layton” means Richards, Layton & Finger, PA, Delaware counsel to the Consenting Lenders.

(bb) “Solicitation” means the solicitation of votes in connection with the Joint Plan pursuant to the Disclosure Statement Order.

(cc) “Wachtell” means Wachtell, Lipton, Rosen & Katz, counsel to the Consenting Lenders.

3.	Agreements of the Consenting Lenders.

(a) Support of Restructuring Transaction.  Subject to the satisfaction of the conditions contained in Section 3(b) hereof, each Consenting Lender agrees that, for the duration of the Restructuring Support Period, such Consenting Lender shall:

(i) support, and take all reasonable actions necessary or reasonably requested by the Company to facilitate the implementation or consummation of, the Restructuring Transaction (including, but not limited to, the approval of the Disclosure Statement Order, the Solicitation and the consummation of the Restructuring Transaction pursuant to the Joint Plan), and the approval by the Bankruptcy Court of the Restructuring Documents;

(ii) support, and take all reasonable actions necessary or reasonably requested by the Company to facilitate the implementation and approval by the Bankruptcy Court of the DIP Facility;

(iii) support, and take all reasonable actions necessary or reasonably requested by the Company to facilitate the implementation and approval by the Bankruptcy Court of the Exit Financing,

(iv) backstop the funding of the Exit Financing in the event the Company is unable to secure the Exit Financing from a third-party;

(v) negotiate in good faith, use best efforts, and take all reasonable actions necessary to execute a Shareholder Agreement on or prior to the date that is fourteen (14) days after the Petition Date;

(vi) not (A) directly or indirectly seek, solicit, vote its First Lien Loan Claims for, support, or encourage the termination or modification of the exclusive period for the filing of any plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of the Company other than the Restructuring Transaction, or (B) take any other action, including, but not limited to, initiating any legal proceedings or enforcing rights as a holder of the First Lien Loan Claims, that is inconsistent with this Agreement or the Restructuring Documents, or is reasonably likely to prevent, interfere with, delay, or impede the implementation or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, or confirmation of the Joint Plan);

(vii) (A) subject to the receipt of the Disclosure Statement, timely vote, or cause to be voted, its First Lien Loan Claims to accept the Joint Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Joint Plan on a timely basis following commencement of the Solicitation, and (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that, subject to only those remedies available to the Debtors set forth in section 12 of this Agreement, such vote may, upon written notice to the Company and the other Parties, be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Lenders at any time following the expiration of the Restructuring Support Period;

(viii) timely vote or cause to be voted its First Lien Loan Claims against, and not consent to, or otherwise directly or indirectly support, solicit, assist, encourage, or participate in the formulation, pursuit, or support of, any restructuring or reorganization of the Company (or any plan or proposal in respect of the same) other than the Restructuring Transaction;

(ix) support the releases and customary exculpation, injunction, and discharge provisions provided for in the Joint Plan;

(x) not directly or indirectly arrange, fund, participate in, or consent to any exit facility or other financing, rights offering, or issuance of debt or equity securities in connection with any reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of the Company (through a plan of reorganization or otherwise) other than in connection with the Restructuring Transaction; and

(xi) not directly or indirectly support, encourage, participate in, or consent to any reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of the Company other than the Restructuring Transaction.

(b) Certain Conditions.  The obligations of each Consenting Lender set forth in Section 3(a) hereof are subject to the following conditions:

(i) this Agreement shall have become effective in accordance with the provisions of Section 10 hereof; and

(ii) this Agreement shall not have terminated in accordance with the terms of Section 5 hereof.

(c) Rights of Consenting Lenders Unaffected.  Nothing contained herein shall (i) limit (A) the ability of a Consenting Lender to consult with other Consenting Lenders or the Company or (B) the rights of a Consenting Lender under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is not inconsistent with the Consenting Lender’s obligations hereunder or under the terms of the Joint Plan and is not intended or reasonably likely to materially delay or prevent confirmation or the consummation of the Restructuring Transaction; (ii) limit the ability of a Consenting Lender to sell or enter into any transactions in connection with the First Lien Loans, subject to the terms hereof; or (iii) limit the rights of any Consenting Lender under the Credit Agreement or constitute a waiver or amendment of any provision of the Credit Agreement, subject to the terms of Section 3(a) hereof.

(d) Transfers.  Each Consenting Lender agrees that, for the duration of the Restructuring Support Period, such Consenting Lender shall not sell, transfer, assign or otherwise dispose of (including by participation), in whole or in part, any of the First Lien Loans or any First Lien Loan Claims (collectively, “Transfer”), unless the transferee thereof either (i) is a Consenting Lender or (ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Lender and to be bound by all of the terms of this Agreement (including with respect to any and all claims or interests it already may hold against or in the Company prior to such Transfer) by executing the joinder attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof, within two (2) business days of closing of such Transfer, to Wachtell and Kirkland, in which event (x) the transferee (including the Consenting Lender transferee, if applicable) shall be deemed to be a Consenting Lender hereunder to the extent of such transferred rights and obligations and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.  Each Consenting Lender agrees that any Transfer of First Lien Loans or any First Lien Loan Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Consenting Lender shall have the right to enforce the voiding of such transfer.  Notwithstanding anything contained herein to the contrary, during the Restructuring Support Period, a Consenting Lender may Transfer any or all of its holdings of  First Lien Loans or First Lien Loan Claims to any entity that, as of the date of the Transfer, controls, is controlled by or is under common control with such Consenting Lender; provided, however, that such entity shall automatically be subject to the terms of this Agreement and deemed a Party hereto and shall execute a Joinder Agreement hereto.

(e) Additional Claims.  To the extent any Consenting Lender (a) acquires additional First Lien Loans or (b) holds or acquires any other loans or claims against the company, each such Consenting Lender agrees that such obligations shall be subject to this Agreement and that, for the duration of the Restructuring Support Period, it shall vote (or cause to be voted) any such additional obligation in a manner consistent with Section 3(a) hereof.

4.	Agreements of the Company.

(a) Affirmative Covenants.  The Company agrees that, so long as this Agreement has not been terminated in accordance with its terms, unless (x) otherwise expressly permitted or required by this Agreement (including, without limitation, Section 23) or the Joint Plan, or (y) otherwise consented to in writing by the Requisite Consenting Lenders the Company shall, and shall cause each of its direct and indirect subsidiaries to, directly or indirectly, do the following:

(i) commence the Chapter 11 Cases no later than May 4, 2014 (the date of commencement of the Chapter 11 Cases, the “Petition Date”);

(ii) file with the Bankruptcy Court on the Petition Date the (A) DIP Facility Motion and (B) the First Day Motions;

(iii) file the Disclosure Statement Motion with the Bankruptcy Court as soon as reasonably practicable and in no event later than the date that is three (3) days after the Petition Date;

(iv) use best efforts to obtain approval of the DIP Facility on an interim basis by entry of an order of the Bankruptcy Court as soon as reasonably practicable and in no event later than the date that is three (3) business days after the Petition Date;

(v) use best efforts to obtain approval on a final basis of the DIP Facility by entry of an order of the Bankruptcy Court (which order shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders), as soon as reasonably practicable and in no event later than the date that is twenty-eight (28) days after approval of the DIP Facility on an interim basis;

(vi) use best efforts to obtain entry by the Bankruptcy Court of the Disclosure Statement Order no later than forty-five (45) days after the Petition Date;

(vii) commence the Solicitation no later than seven (7) days after entry of the Disclosure Statement Order;

(viii) use best efforts to obtain entry by the Bankruptcy Court of the Confirmation Order no later than forty-five (45) days after the Bankruptcy Court’s entry of the Disclosure Statement Order;

(ix) the effective date of the Joint Plan shall have occurred no later than twenty-one (21) days after the Bankruptcy Court’s entry of the Confirmation Order;

(x)  (A) support and take all reasonable actions necessary or reasonably requested by the Consenting Lenders to facilitate the Restructuring Transaction, including the solicitation, confirmation, and consummation of the Joint Plan, (B) not take any action that is inconsistent with, or that would delay or impede the Restructuring Transaction, including, without limitation, solicitation, confirmation, or consummation of the Joint Plan, and (iii) support the releases and customary exculpation, injunction, and discharge provisions provided for in the Joint Plan;

(xi) maintain their good standing under the laws of the state or other jurisdiction in which they are incorporated or organized;

(xii) timely file a formal written objection to any motion filed with the Bankruptcy Court by any party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or (C) dismissing the Chapter 11 Cases;

(xiii) timely file a formal written objection to any motion filed with the Bankruptcy Court by any party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(xiv) timely file a formal written response in opposition to any motion or objection filed with the Bankruptcy Court by any party objecting to the motion to approve the DIP Facility;

(xv) promptly notify the Consenting Lenders in writing of any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(xvi) comply in all respects with the covenants contained in the DIP Facility;

(xvii) take all actions contemplated by the Joint Plan; and

(xviii) regardless of whether the Restructuring Transaction is consummated, the Company shall promptly pay in cash upon demand any and all reasonable and documented accrued and unpaid out-of-pocket expenses incurred by Consenting Lenders (including, without limitation, all reasonable and documented fees and out-of-pocket expenses of Wachtell and Richards, Layton) in connection with the negotiation, documentation, and consummation of this Agreement, the Joint Plan, the Plan Process Documents and the Restructuring Documents.

(b) Negative Covenants.  The Company agrees that, so long as this Agreement has not been terminated in accordance with its terms unless, (x) otherwise expressly permitted or required by this Agreement or the Joint Plan, or (y) otherwise consented to in writing by the Requisite Consenting Lenders, the Company shall not, and shall cause each of its direct and indirect subsidiaries not to, directly or indirectly, do or permit to occur any of the following:

(i) modify the Joint Plan, in whole or in part, in a manner that is not consistent in any material respect with this Agreement;

(ii) withdraw or revoke the Joint Plan or publicly announce its intention not to pursue the Joint Plan;

(iii) take any such action in connection with the Restructuring Transaction that is not consistent in any material respect with this Agreement or the Joint Plan;

(iv) file any motion, pleading, or other Restructuring Document with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any material respect with this Agreement or the Joint Plan and is not otherwise reasonably satisfactory in all respects to the Requisite Consenting Lenders;

(v) commence an avoidance action or other legal proceeding that challenges the validity, enforceability, or priority of the First Lien Loan Claims, or otherwise affects the rights of the Consenting Lenders (solely in their capacity as holders of the First Lien Loans);

(vi) incur or suffer to exist any indebtedness, except indebtedness existing and outstanding immediately prior to the date hereof, trade payables, and liabilities arising and incurred in the ordinary course of business, and indebtedness arising under or permitted by the DIP Facility;

(vii) incur any liens or security interests, except as permitted under the DIP Facility; and

(viii) enter into any commitment or agreement with respect to debtor-in-possession financing or the use of cash collateral other than the DIP Facility unless such commitment or agreement satisfied the DIP Facility obligations in full in cash and such commitment or agreement complies in all respects with this Agreement and the Joint Plan.

(c) Automatic Stay. The Consenting Lenders are authorized to take any steps necessary to effectuate the termination of this Agreement notwithstanding section 362 of the Bankruptcy Code or any other applicable law and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Required Consenting Lenders.

5.	Termination of Agreement.

(a) Consenting Lenders’ Automatic Termination Events.  This Agreement shall terminate automatically without any further required action or notice upon the occurrence of any of the following events, unless the occurrence of such Consenting Lenders’ Termination Event is waived in writing by the Requisite Consenting:

(i) the Debtors’ failure to obtain approval of the DIP Facility on an interim basis by entry of an order of the Bankruptcy Court no later than three (3) business days after the Petition Date;

(ii) failure of each Consenting Lender to execute a Shareholder Agreement on or prior to the date that is fourteen (14) days after the Petition Date;

(iii) the Debtors’ failure to obtain approval on a final basis of the DIP Facility by entry of an order of the Bankruptcy Court (which order shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders), no later than twenty-eight (28) days after approval of the DIP Facility on an interim basis;

(iv) the Debtors’ failure to obtain entry by the Bankruptcy Court of the Disclosure Statement Order no later than forty-five (45) days after the Petition Date;

(v) the Debtors’ failure to obtain entry by the Bankruptcy Court of the Confirmation Order no later than forty-five (45) days after the Bankruptcy Court’s entry of the Disclosure Statement Order;

(b) Consenting Lenders’ Notice Termination Events.  This Agreement shall terminate upon five (5) business days written notice (the “Termination Notice”) delivered in accordance with Section 19 hereof, at any time after the occurrence of, and during the continuation of, any of the following events, unless waived in writing by the Requisite Consenting Lenders (or in the case of Section 5(b)(8), the Consenting Lenders:

(i) the breach in any material respect by the Debtors of any of their covenants, representations, or warranties under Sections 4(a), 4(b), or 8 of this Agreement; provided, however, the Company shall have five (5) business days from the receipt of a Termination Notice to cure such breach;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring Transaction; provided, however, that the Debtors shall have five (5) business days from receipt of a Termination Notice to cure any breach in a manner that does not prevent or diminish in a material way compliance with the terms of this Agreement;

(iii) the Bankruptcy Court enters an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, unless prior to such date, such order has been dismissed, vacated or modified;

(iv) the Joint Plan is amended or otherwise modified so as to have an adverse impact on the Consenting Lenders’ recovery under the Joint Plan;

(v) the termination of, or occurrence of an event of default (as defined in the applicable agreement) under the DIP Facility or any commitment or agreement to provide exit financing to the Debtors to the extent permitted hereunder, which shall not have been cured within any applicable grace periods or waived pursuant to the terms of the commitment or agreement governing such facility;

(vi) the termination of, or occurrence of an event of default (as defined in the applicable order or agreement) under, any order or agreement permitting the use of cash collateral to the extent permitted hereunder which shall not have been cured within any applicable grace periods or waived pursuant to the terms of such order or agreement;

(vii) the Bankruptcy Court having entered an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases, unless prior to such date, such order has been dismissed, vacated or modified;

(viii) the failure to satisfy any of the conditions to effectiveness set forth in the Joint Plan by the deadlines set forth in such Joint Plan unless otherwise waived by the Consenting Lenders;

(ix) the Company or any directors or officers of the Company (in such person’s capacity as a direct or officer) exercises their rights pursuant to Section 23; and

(x) the Bankruptcy Court enters an order approving a debtor-in-possession financing or exit financing other than the DIP Financing or the Exit Financing.

(c) Company Termination Events.  The Company may terminate this Agreement as to all Parties upon delivery of a Termination Notice in accordance with Section 19 hereof, upon the occurrence of any of the following events:

(i) the breach in any material respect by one or more of Consenting Lenders of any of covenants, obligations, representations, or warranties of the Consenting Lenders set forth in this Agreement; provided, however, the Consenting Lenders shall have five (5) business days from the receipt of a Termination Notice to cure such breach;

(ii) the issuance by any required governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring Transaction; provided, however, that the Consenting Lenders shall have five (5) business days from receipt of a Termination Notice to cure any breach in a manner that does not prevent or diminish in a material way compliance with the terms of this Agreement; or

(iii) the board of directors of the Company after consultation with outside counsel reasonably determines pursuant to Section 223 in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law.

(d) Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated at any time by mutual written agreement among the Company and the Requisite Consenting Lenders.

(e) Effect of Termination.  Upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 13 herein, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the First Lien Loans, the First Lien Credit Agreement, and any ancillary documents or agreements thereto.  At any time prior to the expiration of the voting deadline, upon any such termination of this Agreement, a Consenting Lender may, upon written notice to the Debtors and the other Parties (and if prior to any deadline to vote on a Joint Plan, without seeking permission of the Bankruptcy Court), revoke its vote or any consents given by such Consenting Lender prior to such termination, whereupon any such vote or consent shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement.  If this Agreement has been terminated in accordance with its terms at a time when permission of the Bankruptcy Court shall be required for a Consenting Lender to change or withdraw (or cause to change or withdraw) its vote to accept the Joint Plan, the Company shall not oppose any attempt by such Consenting Lender to change or withdraw (or cause to change or withdraw) such vote at such time, subject to only those remedies available to the Debtors set forth in Section 12.  The Consenting Lenders shall have no liability to the Debtors or to each other in respect of any termination of this Agreement in accordance with the terms of this Section 5 that was not challenged by the Debtors or was found by a court of competent jurisdiction to be validly exercised.

6.	Good Faith Cooperation; Further Assurances; Acknowledgement.

The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, (b) all matters concerning the implementation of the Restructuring Transaction, and (c) the pursuit and support of the Restructuring Transaction (including confirmation of the Joint Plan).  Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required governmental or regulatory filings and voting any claims against or securities of the Debtors in favor of the Joint Plan, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.  This Agreement is not, and shall not be deemed, a solicitation for consents to the Joint Plan or a solicitation to tender or exchange of any of the First Lien Loans.

7.	Restructuring Transaction Documents.

Each Party hereby covenants and agrees (i) to negotiate in good faith the Restructuring Transaction Documents and (ii) to execute (to the extent such Party is a party thereto) and otherwise support the Restructuring Transaction Documents, as applicable.  For the avoidance of doubt, each Party agrees to (a) act in good faith and use commercially reasonable efforts to support and complete successfully the implementation of the Joint Plan in accordance with the terms of this Agreement, (b) do all things reasonably necessary and appropriate in furtherance of consummating the Restructuring Transaction in accordance with, and within the time frames contemplated by, this Agreement and the Joint Plan and (c) act in good faith and use commercially reasonable efforts to consummate the Restructuring Transaction as contemplated by the this Agreement and the Joint Plan.

8.	Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Lender becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated under this Agreement and the Joint Plan and perform its obligations contemplated under this Agreement and the Joint Plan, and the execution and delivery of this Agreement and the performance of such Party’s obligations under this Agreement and the Joint Plan have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, other than breaches that arise from the filing of the Chapter 11 Cases;

(iii) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Cases, the Joint Plan, and the Disclosure Statement; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b) Each Consenting Lender severally (and not jointly), represents and warrants to the Debtors that, as of the date hereof (or as of the date such Consenting Lender becomes a party hereto), such Consenting Lender (i) is the beneficial owner of the aggregate principal amount of First Lien Loans set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting Lender that becomes a party hereto after the date hereof), and/or (ii) has, with respect to the beneficial owners of such First Lien Loans, (A) sole investment or voting discretion with respect to such First Lien Loans, (B) full power and authority to vote on and consent to matters concerning such First Lien Loans or to exchange, assign, and transfer such First Lien Loans, or (C) full power and authority to bind or act on the behalf of, such beneficial owners.

(c) Each Consenting Lender severally (and not jointly), represents and warrants to the Debtors that, such Consenting Lender has made no prior Transfer of, and has not entered into any other agreement to Transfer, in whole or in part, any portion of its right, title, or interests in any First Lien Loans that are inconsistent with the representations and warranties of such Consenting Lender herein or would render such Consenting Lender otherwise unable to comply with this Agreement and perform its obligations hereunder.

9.	Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented except in a writing signed by the Company and the each Consenting Lenders.

10.	Effectiveness.

This Agreement shall become effective and binding when counterpart signature pages to this Agreement have been executed and delivered by (i) the Debtors and (ii) Consenting Lenders holding at least 66.7% in aggregate principal amount of the First Lien Loan Claims.

11.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK; PROVIDED THAT SUCH LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT FOR SO LONG AS THE DEBTORS ARE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT.  THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES AND SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION OVER THE CHAPTER 11 CASES, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT.

12.	Specific Performance/Remedies.

Subject to Section 22 of this Agreement, it is understood and agreed by the Parties that (a) money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive relief as a remedy of any such breach without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder and (b) no remedy other than specific performance shall be available to the non-breaching Party.

13.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13 and Sections 4(a)(xviii), 5(e), 9, 11, 12, 15, 16, 17, 20, and 21 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

14.	Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to Transfers of the  First Lien Loans or First Lien Loan Claims other than in accordance with Section 3(d) of this Agreement.  If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the Restructuring Transaction contemplated hereby are not affected in any manner materially adverse to any Party.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Restructuring Transaction contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

17.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Joint Plan), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Lender shall continue in full force and effect.

18.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by facsimile or otherwise, which shall be deemed to be an original for the purposes of this Section 18.

19.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(1) If to the Company, to:

GSE Environmental, Inc. 19103 Gundle Road Houston, Texas 77073
Attention: Daniel Storey

With a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654 Phone: (312) 862-7347
Fax: (312) 862-2200
Attention:	Patrick J. Nash, Esq. and Jeffrey D. Pawlitz, Esq.

(2)           If to a Consenting Lender or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Lender’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Wachtell, Lipton, Rosen & Katz LLP 51 West 52nd Street New York, New York 10019 Phone: (212) 403-1202 Fax: (212) 403-1000
Attention:	Scott K. Charles, Esq. and Emily D. Johnson

Any notice given by delivery, mail, or courier shall be effective when received.  Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

20.	Reservation of Rights; No Admission.

Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries.  Except as expressly provided in this Agreement and in any amendment among the Parties, if the transactions contemplated by the Restructuring Transaction are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  This Agreement and the Joint Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

21.	Relationship Among Parties.

It is understood and agreed that no Consenting Lender has any duty of trust or confidence in any kind or form with any other Consenting Lender as a result of this Agreement, and, except as expressly provided in this Agreement, there are no commitments among or between them.  In this regard, it is understood and agreed that any Consenting Lender may trade in the First Lien Loans or other debt or equity securities of the Company without the consent of the Company or any other Consenting Lender, subject to applicable securities laws and the terms of this Agreement.

22.	Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company, or any directors or officers of the Company (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action is reasonably likely to constitute a breach of such person’s or entity’s fiduciary obligations which such entity or person owes to any other person or entity under applicable law; provided, however, that (a) the Company, in its sole discretion, may terminate this Agreement in accordance with paragraph 5(c), and (b) specific performance shall not be available as a remedy if this Agreement is terminated in accordance with this section 22.

23.	Representation by Counsel.

Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with this Agreement and the Restructuring Transaction contemplated herein.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

24.	Independent Analysis.

Each of the Consenting Lender hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

[Restructuring Support Agreement Signature Pages]

GSE Holding, Inc. GSE Environmental, Inc. GSE Environmental, LLC SynTech, LLC

By:	/s/ Daniel C. Storey
Name: Daniel C. Storey
Title: Senior Vice President, Chief Financial Officer

CETUS CAPITAL II, LLC

By:	/s/ Richard Maybaum

Name:	Richard Maybaum

Title:	Managing Director

Principal Amount of First Lien Loans: $ [REDACTED]

Notice Address:

8 Sound Shore Drive
Suite 303
Greenwich, CT 06830
Fax:	(203) 552-3595
Attention:	Gentry Klein

LITTLEJOHN OPPORTUNITIES MASTER FUND LP

By:	/s/ Richard Maybaum

Name:	Richard Maybaum

Title:	Managing Director

Principal Amount of First Lien Loans: $ [REDACTED]

Notice Address:

8 Sound Shore Drive
Suite 303
Greenwich, CT 06830
Fax:	(203) 552-3595
Attention:	Gentry Klein

SG DISTRESSED FUND, LP

By:	/s/ Richard Maybaum

Name:	Richard Maybaum

Title:	Managing Director

Principal Amount of First Lien Loans: $ [REDACTED]

Notice Address:

8 Sound Shore Drive
Suite 303
Greenwich, CT 06830
Fax:	(203) 552-3595
Attention:	Gentry Klein

TENNENBAUM OPPORTUNITIES FUND VI, LLC By: Tennenbaum Capital Partners, LLC, its Investment Manager

By:	/s/ David A. Hollander

Name:	David A. Hollander

Title:	Managing Partner

Principal Amount of First Lien Loans: $ [REDACTED]

Notice Address:

c/o Tennenbaum Capital Partners, LLC
2951 28th St. Suite 1000
Santa Monica, CA 90405
Fax:	310-899-4967
Attention:	David Hollander

TENNENBAUM OPPORTUNITIES PARTNERS V, LP By: Tennenbaum Capital Partners, LLC, its Investment Manager

By:	/s/ David A. Hollander

Name:	David A. Hollander

Title:	Managing Partner

Principal Amount of First Lien Loans: $ [REDACTED]

Notice Address:

c/o Tennenbaum Capital Partners, LLC
2951 28th St. Suite 1000
Santa Monica, CA 90405
Fax:	310-899-4967
Attention:	David Hollander

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND II, L.P. By: SVP Special Situations II, LLC

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz

Title:	Chief Financial Officer

Principal Amount of First Lien Loans: $ [REDACTED]

Notice Address:

Strategic Value Partners LLC
100 West Putnam Avenue
Greenwich, CT 06830
Phone: 203-618-3599
Fax:	201-720-2945 (or email 12017202945@tls.ldsprod.com)
Attention:	Aravind Rajasekharan

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND III, L.P. By: SVP Special Situations III, LLC, its Investment Manager

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz

Title:	Chief Financial Officer

Principal Amount of First Lien Loans: $ [REDACTED]

Notice Address:

Strategic Value Partners LLC
100 West Putnam Avenue
Greenwich, CT 06830
Phone: 203-618-3599
Fax: 201-720-2945 (or email 12017202945@tls.ldsprod.com)
Attention: Aravind Rajasekharan

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND III-A, L.P. By: SVP Special Situations III-A, LLC, its Investment Manager

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz

Title:	Chief Financial Officer

Principal Amount of First Lien Loans: $ [REDACTED]

Notice Address:

Strategic Value Partners LLC
100 West Putnam Avenue
Greenwich, CT 06830
Phone:	203-618-3599
Fax:	201-720-2945 (or email 12017202945@tls.ldsprod.com)
Attention:	Aravind Rajasekharan

EXHIBIT A

JOINT PLAN

EXHIBIT B

JOINDER AGREEMENT

[_________], 2014

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of May 4, 2014 (as amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”),1 by and among the Company and the Consenting Lenders.

1.           Agreement to be Bound.  The Transferee hereby agrees to be bound by all of the terms of the Restructuring Support Agreement, a copy of which is attached to this hereto as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof).  The Transferee shall hereafter be deemed to be a “Consenting Lender” and a “Party” for all purposes under the Restructuring Support Agreement.

2.           Representations and Warranties.  With respect to the aggregate principal amount of First Lien Loans set forth below its name on the signature page hereof, the Transferee hereby makes the representations and warranties of the Consenting Lenders set forth in Section 8 of the Agreement to each other Party to the Restructuring Support Agreement.

3.           Governing Law.  This joinder agreement (the “Joinder Agreement”) to the Restructuring Support Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[The Remainder Of This Page Is Intentionally Left Blank]

___________________
1	Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:

Name of Transferee:

By:

Name:

Title:

Principal Amount of First Lien Loans Transferred: $__________________

Notice Address:

Fax:
Attention:

With a copy to:

Fax:
Attention: